Exhibit 99.1

News Release

Contacts:

At InSight:

Bret W. Jorgensen

President & CEO

Mitch C. Hill

Executive Vice President & CFO

(949) 282-6000

INSIGHT HEALTH SERVICES HOLDINGS CORP.
REPORTS RESULTS FOR THE FOURTH QUARTER
AND FISCAL YEAR ENDED JUNE 30, 2005

Lake Forest, CA – September 1, 2005 — InSight Health Services Holdings Corp. (“InSight”), a leading provider of diagnostic imaging services, today announced results for the fourth quarter and fiscal year ended June 30, 2005.

Revenues for fiscal 2005 increased to approximately $316.9 million from approximately $290.9 million for fiscal 2004.  Revenues from InSight’s fixed operations increased to approximately $196.5 million for fiscal 2005, compared to approximately $176.8 million for fiscal 2004.  The increase in revenues from InSight’s fixed operations was due primarily to InSight’s acquisition of Comprehensive Medical Imaging, Inc. (CMI) in fiscal 2004 (approximately $29.7 million) and revenues from fixed site centers InSight opened in fiscal 2004 (approximately $1.5 million).  This increase was partially offset by fixed-site centers InSight sold in fiscal 2005 and fiscal 2004 (approximately $1.3 million) and a reduction of revenues from InSight’s existing centers (approximately 3.1%), primarily due to a decrease in procedure volume and average reimbursement rates.

Revenues from InSight’s mobile operations increased to approximately $120.4 million for fiscal 2005, compared to approximately $114.1 million for fiscal 2004.  The increase in revenues from InSight’s mobile operations was due to InSight’s acquisition of certain assets of CDL Medical Technologies, Inc. (CDL) in fiscal 2004 (approximately $1.9 million), and an increase in PET and PET/CT revenues as a result of an increase in the number of facilities in service (approximately $5.8 million).  These increases were partially offset by lower MRI and other revenues (approximately $1.4 million).

Costs of operations for fiscal 2005 increased to approximately $268.2 million from approximately $233.4 million for fiscal 2004.  The increase was primarily due to (1) the CMI and CDL acquisitions (approximately $22.4 million and $1.2 million, respectively), (2) increased costs for InSight’s mobile operations (approximately $9.8 million), (3) an increase in salaries and benefits at InSight’s billing operations (approximately $0.9 million) and (4) charges related to a fixed site center closure and the consolidation of certain billing offices (approximately $0.8 million).  InSight also experienced an increase in costs at its fixed-site centers, but this increase was partially offset by a reduction in costs resulting from the fixed-site centers it sold in fiscal 2005 and fiscal 2004.  Approximately $6.9 million of the approximate $9.8 million increase for InSight’s mobile operations costs is attributable to InSight’s PET and PET/CT facilities which compared to MRI facilities have higher (i) technologist salaries due to the shortage of PET technologists and in the number of technologists needed to operate PET/CT facilities, (ii) vehicle operation costs because PET and PET/CT facilities are moved more frequently, and (iii) medical supply costs relating to the use of radiopharmaceuticals.  InSight believes these costs will increase as additional PET/CT facilities are acquired.

Corporate operating expenses for fiscal 2005 increased to approximately $18.4 million from approximately $16.2 million in fiscal 2004.  The increase was due primarily to additional legal and accounting costs related to Sarbanes-Oxley implementation, consulting costs, higher salaries and benefits and a charge for severance payments for a terminated employee.

InSight’s earnings before interest, taxes, depreciation, and amortization (EBITDA) for fiscal 2005 was approximately $98.3 million, compared to approximately $104.3 million for fiscal 2004.  The fiscal 2005 EBITDA amount does not add back a charge of approximately $1.1 million related to severance payments incurred during the first quarter of fiscal 2005 and charges of approximately $0.8 million related to a fixed-site center closure and the consolidation of certain billing offices incurred during the fourth quarter of fiscal 2005. For a more detailed discussion of EBITDA and a reconciliation to net cash provided by operating activities, see the table below.  The decrease in EBITDA for fiscal 2005 compared to fiscal 2004 was primarily caused by charges reflected above as well as increases in corporate operating expenses and in salaries and benefits at InSight’s billing operations, and a decrease in EBITDA from InSight’s mobile operations.  EBITDA from InSight’s fixed operations increased approximately 1.0%.  This increase was due primarily to the CMI acquisition and the fixed-site centers InSight opened in 2004, partially offset by a decrease at InSight’s existing fixed-site centers primarily related to decreased procedure volume and average reimbursement rates, the elimination of the gain on sale of the fixed-site center InSight sold in fiscal 2004, the elimination of EBITDA at the fixed-site centers InSight sold in fiscal 2005 and fiscal 2004 and a charge for severance payments for a terminated employee.  EBITDA from InSight’s mobile operations decreased approximately 5.2%.  The decrease in EBITDA from InSight’s mobile operations was primarily caused by higher salaries and benefits, and increases in equipment lease, vehicle operation (including fuel) and medical supply costs.

InSight had a loss before income taxes of approximately $12.1 million for fiscal 2005.  Largely as a result of the pre-tax loss for fiscal 2005 and anticipated future tax losses, InSight determined that a valuation reserve was necessary due to the uncertainty of the future realization of its net operating loss carry-forwards. This decision was primarily based on InSight’s anticipated future cumulative pre-tax losses, the main determination for recording such a reserve. The recognition of this valuation reserve does not affect EBITDA, cash flows or the timing of income taxes payable in the future.  The total provision for income taxes related to the deferred tax liability for fiscal 2005 was approximately $15.1 million, which resulted in an approximate $27.2 million net loss for fiscal 2005.

Net cash provided by operating activities was approximately $60.9 million for fiscal 2005, compared to approximately $60.1 million for fiscal 2004.  As of June 30, 2005, InSight’s days sales outstanding for trade accounts receivables on a net basis was 53 days, compared to 62 days as of June 30, 2004.  InSight calculates days sales outstanding by dividing accounts receivable, net of contractual allowances, by the three-month average revenue per day.

Net cash used in investing activities was approximately $32.6 million for fiscal 2005.  During fiscal 2005, InSight invested approximately $30.5 million in capital expenditures compared to approximately $46.7 million in fiscal 2004.  During fiscal 2005, InSight purchased or leased 11 MRI systems, four PET/CT systems and eight CT systems.  As of June 30, 2005, InSight has committed to purchase or lease, for approximately $11.2 million, six diagnostic imaging systems through February 2006.

Net cash used in financing activities was approximately $37.9 million for fiscal 2005, primarily for principal payments of notes payable and capital lease obligations, including $30.0 million of voluntary prepayments on InSight’s credit facility.  InSight’s long-term debt, including capital lease obligations and senior subordinated notes, decreased from approximately $539.8 million at June 30, 2004 to approximately $501.6 million at June 30, 2005.

Investors and all others are invited to listen to a conference call discussing fiscal 2005 results.  The conference call is scheduled for Wednesday, September 7, 2005 at 3:00 p.m. Eastern Time.  To participate by telephone, please dial 1-800-218-0713 ten minutes prior to the scheduled call.

To listen to a live or archived web cast of the call, visit www.insighthealth.com, go to the bottom of the home page and click on financial information to access a link to the call. Refer to conference ID 11038953. The archived web cast of the call will be available for 90 days.

About InSight

InSight, headquartered in Lake Forest, California, provides diagnostic imaging and information, treatment and related management services.  It serves managed care entities, hospitals and other contractual customers in 34 states, including the following targeted regional markets:  California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states.  As of June 30, 2005, InSight’s network consisted of 120 fixed-site centers and 115 mobile facilities.

For more information, please visit www.insighthealth.com.

Forward-Looking Statements

Statements contained herein that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  When used herein, forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of InSight to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms

“believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties, including, limitations and delays in reimbursement by third-party payors; contract renewals and financial stability of customers; conditions within the healthcare environment; adverse utilization trends for certain diagnostic imaging procedures; InSight’s ability to successfully integrate acquisitions; market competition; operating, legal, governmental and regulatory risks; and economic, political and competitive forces affecting InSight’s business and other risks and uncertainties described more fully in InSight’s filings with the Securities and Exchange Commission.  If any of these risks or uncertainties materializes, or if any of InSight’s underlying assumptions is incorrect, InSight’s actual results may differ significantly from the results that InSight expresses in or implies by any of its forward-looking statements.  Given these risks and uncertainties, readers should not place undue reliance on forward-looking statements as a prediction of actual results.  InSight does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.

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INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands)

	Year Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
STATEMENT OF INCOME DATA:
REVENUES:
Contract services	$136,537	$129,193	$34,776	$33,511
Patient services	180,336	161,691	44,916	47,919
Total revenues	316,873	290,884	79,692	81,430
COSTS OF OPERATIONS:
Costs of services	194,507	168,700	50,894	48,288
Provision for doubtful accounts	5,723	4,998	1,191	1,665
Equipment leases	2,326	990	693	366
Depreciation and amortization	65,601	58,733	16,468	15,932
Total costs of operations	268,157	233,421	69,246	66,251
Gross profit	48,716	57,463	10,446	15,179
CORPORATE OPERATING EXPENSES	(18,447)	(16,217)	(5,048)	(5,667)
(LOSS) GAIN ON SALES OF CENTERS	(170)	2,129	(293)	—
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	2,613	2,181	751	476
INTEREST EXPENSE, net	(44,860)	(40,682)	(11,451)	(10,507)
(Loss) income before taxes	(12,148)	4,874	(5,595)	(519)
PROVISION (BENEFIT) FOR INCOME TAXES	15,069	1,950	17,691	(208)
Net (loss) income	$(27,217)	$2,924	$(23,286)	$(311)

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Year Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
OPERATING ACTIVITIES:
Net (loss) income	$(27,217)	$2,924	$(23,286)	$(311)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss (gain) on sales of centers	170	(2,129)	293	—
Depreciation and amortization	65,601	58,733	16,468	15,932
Deferred taxes	15,224	—	15,224	—
Cash provided by (used in) changes in operating assets and liabilites:
Trade accounts receivable, net	8,096	(8,455)	267	(5,230)
Other current assets	(1,736)	3,084	2,385	424
Accounts payable and other accrued expenses	726	5,963	(6,759)	871
Net cash provided by operating activities	60,864	60,120	4,592	11,686

INVESTING ACTIVITIES:
Acquisition of fixed-site centers and mobile facilities	—	(101,334)	—	(48,500)
Proceeds from sales of centers	2,810	5,413	1,450	—
Additions to property and equipment	(30,459)	(46,734)	(5,696)	(18,427)
Net purchases of short-term investments	(5,000)	—	—	—
Other	71	405	1,011	1,259
Net cash used in investing activities	(32,578)	(142,250)	(3,235)	(65,668)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	(37,781)	(8,209)	(11,893)	(2,035)
Proceeds from issuance of debt	—	101,125	—	25,000
Other	(78)	72	(62)	320
Net cash (used in) provided by financing activities	(37,859)	92,988	(11,955)	23,285

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:	(9,573)	10,858	(10,598)	(30,697)
Cash, beginning of period	30,412	19,554	31,437	61,109
Cash, end of period	$20,839	$30,412	$20,839	$30,412

EBITDA

The following table sets forth InSight’s earnings before interest, taxes, depreciation and amortization, or EBITDA, for the years and quarters ended June 30, 2005 and 2004.  EBITDA has been included because InSight believes that it is a useful tool for it and its investors to measure InSight’s ability to meet debt service, capital expenditure and working capital requirements.  EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States.  While EBITDA is used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations.  InSight presents the discussion of EBITDA because covenants in the indenture governing its unsecured senior subordinated notes and the credit agreement governing its credit facility contain ratios based on this measure.  InSight’s reconciliation of EBITDA to net cash provided by operating activities is as follows:

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

RECONCILIATION OF EBITDA

(Unaudited)
(Amounts in thousands)

	Year Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004

Net cash provided by operating activities	$60,864	$60,120	$4,592	$11,686
Provision (benefit) for income taxes	15,069	1,950	17,691	(208)
Interest expense, net	44,860	40,682	11,451	10,507
Gain (loss) on sales of centers	(170)	2,129	(293)	—
Net change in operating assets and liabilities	(7,086)	(592)	4,107	3,935
Net change in deferred income taxes	(15,224)	—	(15,224)	—
EBITDA	$98,313	$104,289	$22,324	$25,920

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

(Amounts in thousands)

	June 30, 2005	June 30, 2004

Cash and cash equivalents	$20,839	$30,412
Short term investments	5,000	—
Trade accounts receivable, net	46,450	55,010
Property and equipment, net	209,461	242,336
Total assets	624,523	675,631
Accounts payable and accrued expenses	36,469	35,737
Credit facility, including current maturities	237,608	270,047
Capital leases and other notes, including current maturities	13,960	19,776
Senior subordinated notes	250,000	250,000
Total stockholders’ equity	67,724	94,941

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